Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-265473 and 333-265473-05

Free Writing Prospectus dated January 11, 2023

$1,149,470,000 or $1,462,960,000

Ford Credit Auto Lease Trust 2024-A

Issuing Entity or Trust

Ford Credit Auto Lease Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the trust. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or "rating agencies," listed below.

	Fitch	S&P
Class A-1 notes	F1+sf	A-1+ (sf)
Class A-2a notes	AAAsf	AAA (sf)
Class A-2b notes	AAAsf	AAA (sf)
Class A-3 notes	AAAsf	AAA (sf)
Class A-4 notes	AAAsf	AAA (sf)
Class B notes	AAsf	AA (sf)
Class C notes(1)	NR	NR
Class D notes(1)	NR	NR

(1)	The Class C notes and Class D notes are not being offered by the prospectus.

Citigroup	Deutsche Bank Securities	Lloyds Securities

Credit Agricole Securities	Mizuho

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-831-9146 or by sending an email to prospectus@citi.com.